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EXHIBIT 10.14
AMENDMENT TO BELDEN WIRE & CABLE COMPANY
SUPPLEMENTAL EXCESS DEFINED BENEFIT PLAN


The Belden Wire & Cable Company Supplemental Excess Defined Benefit Plan is amended by revising Article IV (Payment of Plan Benefits) to read as follows:

"The supplemental benefits determined under Article III shall be paid to a Participant or his Beneficiary, if applicable, as soon as practical following the (voluntary or involuntary) termination of the Participant's employment with the Company; provided, however, that the supplemental benefit payable to a Participant who is receiving a benefit under the Plan equal to the benefit he had been receiving under the Prior Plan on the day before the Effective Date, shall be paid to such Participant."